Testing the Waters Materials Related to Series #JETFIRE

From the Rally App:

#JETFIRE

'85 TRANSFORMERS JETFIRE FIGHTER JET

THIS INITIAL OFFERING IS COMING SOON!

TRANS
FORMERS

OFFERING AMOUNT: $8,500

OFFERING FOR THIS ASSET IS NOT YET SCHEDULED. CHECK BACK SOON

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#JETFIRE

'85 TRANSFORMERS JETFIRE FIGHTER JET

C.O.A. SPECS

FINANCIALS

Initial Offering Share Price	$5.00
Number of Shares	1,700
Initial Offering Market Cap.	$8,500
Storage Location	Rally

ASSET SPECIFICATIONS

Action Figure	Jetfire
Manufacturer	Hasbro
Generation	1

#JETFIRE | $8.5K

SIMILAR ASSET SALES TRADING ON RALLY

Prices are not adjusted for inflation

Morphy Auctions

$4,350 (+70.1% since)

$8K
$6K
$4K
$2K
Sep '12
Jan '15
Apr '17
Aug '19
Nov '21

+70.1%

COMPARABLE ASSET VALUE CHANGE SINCE 09/14/2012

5

TRANSACTIONS SINCE 09/14/2012

The interactive Comparable Asset Value Chart (the “Chart”) plots historical sales of assets comparable to the Underlying Asset, showing price values on the vertical axis against time on the horizontal axis.  The prices reflected on the Chart are not adjusted for inflation.  Users of the Platform can opt to display varying ranges of time on the Chart’s horizontal axis, from one month to one year or longer to the extent such data are available.  If multiple comparable asset sales occurred on a single day, the Chart provides an average for that day.  By hovering over the points on the Chart, users can view price and date of sale represented by each point. The table below sets forth the data points plotted in the Chart.

Comparable Asset	Date	Sale Price	Source/ Sale Venue
Hasbro Transformers Series 2 Jetfire AFA 85	9/14/2012	$4,350.00	Morphy Auctions
Hasbro Transformers Series 2 Jetfire AFA 85	9/11/2015	$2,318.00	Morphy Auctions
Hasbro Transformers Series 2 Jetfire AFA 85	9/16/2019	$3,158.00	eBay
Hasbro Transformers Series 2 Jetfire AFA 85	10/24/2021	$8,784.00	LCG Auctions
Hasbro Transformers Series 2 Jetfire AFA 85	11/21/2021	$7,400.00	eBay

"In 1984, Hasbro launched the Transformers on an unsuspecting public, resulting in a multimedia phenomenon which still thrives today."

DEN OF GEEK

June 2014

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#JETFIRE

'85 TRANSFORMERS JETFIRE FIGHTER JET

After Hasbro licensed a "changing/converting" Japanese toy and brought the brand to the United States in the '80s, the first generation of Transformer toys (G1) became a massive hit. As the brand grew by leaps and bounds — with a multimedia franchise of comics, TV shows, and movies — G1 Transformers have become one of the most valuable collectible toys on the market. #JETFIRE is a 1985 Transformers Jetfire Fighter Jet graded AFA 85. One of the handful of higher-graded examples in the AFA census sold for nearly $25K in 2021, more than any Optimus Prime or Megatron toy.

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#JETFIRE | *Visuals*

Due to copyright issues over the Jetfire character, the name was later changed to Skyfire, and Hasbro even advised TV and comic writers to avoid using the character "unless necessary."

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DESCRIPTION OF SERIES 1985 TRANSFORMERS JETFIRE FIGHTER JET

Investment Overview

•Upon completion of the Series #JETFIRE Offering, Series #JETFIRE will purchase a 1985 Transformers Jetfire Fighter Jet graded AFA 85 for Series #JETFIRE (The “Series 1985 Transformers Jetfire Fighter Jet” or the “Underlying Asset” with respect to Series #JETFIRE, as applicable), the specifications of which are set forth below.

•Hasbro is a multinational consumer product company that was founded in 1923 by Henry, Hillel, and Herman Hassenfield in Providence, Rhode Island, first selling “textile remnants before manufacturing pencil boxes and school supplies.” The brand expanded to include toys in the following decades.

•Hasbro secured the rights to a Japanese brand of “changing/converting” robot toys, calling them “The Transformers” and introduced them to the U.S. market with the “Generation: 1” or “G1” line of toys.

•The Underlying Asset is a 1985 Transformers Jetfire Fighter Jet graded AFA 85.

Asset Description

Overview & Authentication

•The Vice President and Director of Marketing at Hasbro, Don Levine, invented the original prototype action figure. Levine was interested in the methods used by competitor Mattel to manufacture their Barbie toy, “and was determined to create a similar toy for boys.”

•Levine “was struck with an epiphany” when he noticed a wooden artists mannequin in a window display, realizing that Hasbro could “create something truly magnificent” by building toys that could move in similar ways to the human body.

•On October 11, 1966, Hasbro filed U.S. Patent 3,277,602 for a “toy figure having movable joints.”

•Hasbro launched The Transformers in 1984, including 31 original toys that kicked off what has become known as the Generation 1 (G1) line. The first series of Transformers ran from 1984 to 1990 in the U.S.

•According to Den of Geek, President Reagan’s deregulation of children’s television played a major role in the success of Transformers.

•According to Den of Geek: “The release of Star Wars had sparked a boom in action figures and merchandise in the late 70s and early 80s, and companies including Mattel and Hasbro adopted a similar approach to selling toys in its wake. Hasbro launched a new line of G.I. Joe figures in 1982, which was supported by an animated TV series and a comic book published by Marvel Comics… Hasbro’s rival Mattel, meanwhile, had an enormous hit with its He-Man range of fantasy action figures and the animated show which promoted them. A war for the attention of America’s youngsters had begun, and Hasbro started searching around for a new toy idea to win it. Something futuristic. Something kids hadn’t seen before…”

•According to Den of Geek: “That search ended in 1982, when executives from Hasbro attended the Tokyo Toy Fair. There, they were reunited with Japanese manufacturer Takara – a company Hasbro had originally dealt with in the 1970s, when Takara licensed some of Hasbro’s G.I. Joe action figures to sell as Combat Joe in Japan.”

•Den of Geek wrote that the G1 Jetfire is the “Transformer with the strangest history of all.” The character originally appeared in a 1982 Japanese anime series titled “Super Dimensional Fortress Macross” under the name Super Valkyrie Fighter. According to Den of Geek: “Designed by Shoji Kawamori, the Super Valkyrie was one of the most iconic mecha creations of the 1980s, and it’s little surprise that the company Takatoku rushed a transforming toy based on it as the series took off. Hasbro clearly recognised how popular the Valkyrie design would be in the west, so they purchased the design from Takatoku, renamed the robot Jetfire, and added it to the Transformers family, alongside a number of other designs from the company, such as the Deluxe Insecticons”

•According to Den of Geek: “Problems arose when Takatoku went out of business in 1984. Japanese giant Bandai bought up Takatoku, and with a Macross movie renewing interest in the series, Bandai decided it wanted to re-release the Valkyrie toys in Japan. The following year, Macross appeared in America (albeit in modified form) as part of the Harmony Gold series Robotech, which meant that kids across the country would see the Jetfire design in an entirely different context… The complex issue of who owned the rights to the Valkyrie design in what country led Hasbro to change Jetfire’s appearance and name in the comics and television show; according to the Transformers story bible, intended to help the writers on the comics and TV show, “JETFIRE has been “transformed” into SKYFIRE – with a different model – due to legal reasons. Do not use this character unless necessary.”

•In September 1984, The Transformers made their television debut with a mini series titled “MORE THAN MEETS THE EYE” airing on Saturday mornings.

•Marvel released a four-issue comic series titled “The Transformers” beginning in 1984.

•In August 1986, Transformers: The Movie was released in theaters. Featuring Orson Welles and Leonard Nimoy as voice actors, the animated film grossed nearly $6,000,000 worldwide.

•At the end of 1992, Hasbro released G2, including re-colored versions of earlier iterations of Transformers toys.

•In July 2007, Transformers was released. The film starred Shia LaBeouf and Megan Fox and grossed over $700 million.

•To date, there have been seven Transformers films released, grossing over $4.8 billion collectively. Another Transformers film is scheduled to be released in June 2023.

•Workandmoney.com ranked the G1 Jetfire Tranformers Action Figure as the most expensive Transformers toy. An AFA 90 example sold for almost $25,000 in 2021, more than any Optimus Prime or Megatron Toy.

•Harmony Gold USA sued Hasbro in 2013 stating copyright infringement on a GI Joe Skystriker toy with decals to mimic Jetfire. They lost the suit so in 2014 Hasbro released a new 30th anniversary edition JETFIRE figure.

•The Underlying Asset has been issued a grade of AFA 85 by Action Figure Authority (AFA) with Certification No. 14546025.

Notable Features

•The Underlying Asset is a 1985 Transformers Jetfire Fighter Jet graded AFA 85.

Notable Defects

•The Underlying Asset’s condition is consistent with its condition grade from AFA.

Details

Series 1985 Transformers Jetfire Fighter Jet
Action Figure	Jetfire
Manufacturer	Hasbro
Series	2
Type	Transformers
Year	1985
Memorabilia Type	Action Figure
Rarity	1 of 21 (AFA 85)
Authentication	Action Figure Authority (AFA)
Grade	85
Grade (Box)	80

Grade (Figure)	90
Grade (Window)	90
Certification No.	14546025

Depreciation

The Company treats Memorabilia Assets as collectible and therefore will not depreciate or amortize the Series 1985 Transformers Jetfire Fighter Jet going forward.